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Exhibit 5.7

April 13, 2017

CONSENT OF DONALD HICKSON

United States Securities and Exchange Commission

Gentlemen:

        I, Donald Hickson, P.Eng., Mining Director Latin America, Environment and Infrastructure, Amec Foster Wheeler Americas Limited, hereby consent to the reference to my name, and to the reference to and use of the technical report with an effective date of December 31, 2015, which is entitled "Salobo Operations Para State, Brazil NI 43-101 Technical Report" (the "Technical Report") in the Registration Statement on Form F-10 of Silver Wheaton Corp.

Yours truly,

/s/ DONALD HICKSON

Donald Hickson, P.Eng.
Mining Director, Latin America
Environment and Infrastructure
Amec Foster Wheeler Americas Limited

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  Exhibit 5.7
CONSENT OF DONALD HICKSON